Exhibit 99.1

LEXMARK	Investor Contact: John Morgan (859) 232-5568 jmorgan@lexmark.com Media Contact: Tim Fitzpatrick (859) 232-7527 tfitzpat@lexmark.com
Lexmark revises financial outlook

LEXINGTON, Ky., July 9, 2007 – Lexmark International, Inc. (NYSE: LXK) today announced that financial results for its second quarter of 2007 will be lower than expected.

Although based on partial data for the quarter, the company expects its second-quarter revenue to decline about 2 percent year over year. It expects its GAAP earnings per share to be in the range of $0.64 to $0.69. Excluding net restructuring-related benefits, the company expects earnings per share to be in the range of $0.62 to $0.67.  Both of these earnings per share ranges include an expected tax benefit of about $0.05 per share. This compares to the $0.82 to $0.92 earnings per share guidance it provided for the second quarter.

As compared to the company’s guidance for the second quarter, the earnings per share impact is due to a shortfall in operating income in the consumer market segment. This shortfall is primarily due to less than expected inkjet supplies revenue, lower hardware average unit revenue driven by aggressive pricing and promotion, some greater than expected product costs, and greater than expected branded inkjet unit growth.

Looking ahead, the company expects these same factors to impact the third quarter. In the third quarter of 2007, although the analysis is not yet complete, the company currently expects earnings per share to be around $0.00 to $0.10.  The company plans to release second-quarter earnings on July 24, 2007.

Conference Call Today
The company will be hosting a conference call with securities analysts today at 8:30 a.m. (EDT).  A live broadcast and a complete replay of this call can be accessed from Lexmark’s investor relations Web site at http://investor.lexmark.com.  If you are unable to connect to the Internet, you can access the call via telephone at 800-683-1525 (outside the U.S. by calling 973-872-3197) or the replay shortly afterward by calling 877-519-4471 (outside the U.S. by calling 973-341-3080) using access code 9001299. This telephone replay of the conference call will be available until 12 noon (EDT) on Monday, July 16, 2007.

Upon completion of this conference call, the company will have no comment on its second-quarter results or third-quarter guidance until its earnings announcement scheduled for Tuesday, July 24, 2007.

Upcoming Second-Quarter Earnings Announcement Information
Lexmark plans to announce second-quarter 2007 earnings on Tuesday, July 24, 2007. A conference call is scheduled for 8:30 a.m. (EDT) that morning. The live audio broadcast can be accessed from Lexmark’s investor relations Web site at

http://investor.lexmark.com. Shortly after the call on July 24, 2007, a replay will be available on the investor relations Web site or by telephone at 877-519-4471 (outside the U.S. by calling 973-341-3080) using access code 9001304.

About Lexmark
Lexmark International, Inc. (NYSE: LXK) provides businesses and consumers in more than 150 countries with a broad range of printing and imaging products, solutions and services that help them to be more productive. In 2006, Lexmark reported $5.1 billion in revenue. Learn how Lexmark can help you get more done at www.lexmark.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this release which are not historical facts are forward-looking and involve risks and uncertainties, including, but not limited to, periodic variations affecting revenue and profitability, the inability to meet customer product requirements on a cost competitive basis, aggressive pricing from competitors and resellers, entrance into the market of additional competitors focused on printing solutions, market acceptance of new products and pricing programs, the financial failure or loss of business with a key customer, reseller or supplier, increased investment to support product development and marketing, inability to perform under managed print services contracts, decreased supplies consumption, increased competition in the aftermarket supplies business, failure to successfully outsource the infrastructure support of information technology systems, failure to manage inventory levels or production capacity, weak economic conditions, unforeseen cost impacts as a result of new legislation, fees on the company’s products or litigation costs required to protect the company’s rights, inability to obtain and protect the company’s intellectual property and defend against claims of infringement and/or anticompetitive conduct, failure to execute planned cost reduction measures, reliance on international production facilities, manufacturing partners and certain key suppliers, disruptions at important points of exit and entry and distribution centers, changes in a country’s political or economic conditions, conflicts among sales channels, the failure of information technology systems, changes in the company’s tax provisions or tax liabilities, business disruptions, currency fluctuations, China’s revaluation of its currency, terrorist acts, acts of war or other political conflicts, or the outbreak of a communicable disease, and other risks described in the company’s Securities and Exchange Commission filings.  The company undertakes no obligation to update any forward-looking statement.

Lexmark and Lexmark with diamond design are trademarks of Lexmark International, Inc., registered in the U.S. and/or other countries.  All other trademarks are the property of their respective owners.